UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 29, 2006

Affiliated Computer Services, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12665	51-0310342
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2828 North Haskell Avenue, Dallas, Texas		75204
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(214) 841-6111

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

As previously announced, on September 22, 2006, Affiliated Computer Services, Inc. (the "Company") received a letter from persons claiming to hold certain of its senior notes advising the Company that it was purportedly in default of its covenants under that certain Indenture dated June 6, 2005 (the "Indenture") between the Company and The Bank of New York Trust Company, N.A. (the "Trustee"). The letter alleged that the Company's failure to file its Annual Report on Form 10-K by September 13, 2006, was a default under the terms of the Indenture. On September 29, 2006, the Company received a letter from the same persons purportedly declaring an acceleration with respect to the 5.20% Senior Notes due 2015 (the "5.20% Senior Notes") issued by the Company under the Indenture, as a result of the Company's failure to file its Annual Report on Form 10-K. The September 29 letter purportedly declared the principal amount and premium, if any, and accrued and unpaid interest, if any, on the 5.20% Senior Notes to be due and payable immediately, and purportedly demanded payment of all amounts owed in respect of the 5.20% Senior Notes. Additional information with respect to the 5.20% Senior Notes and the Indenture may be found under Item 1.01 in the Form 8-K filed by the Company with the Securities and Exchange Commission on June 6, 2005, which is incorporated herein by reference.

As previously announced, it is the Company's position that no default has occurred under the Indenture, and it is also the Company's position that no acceleration has occurred with respect to the 5.20% Senior Notes or otherwise under the Indenture. Also as previously announced, the Company has filed a lawsuit against the Trustee in the United States District Court, Northern District of Texas, Dallas Division, seeking a declaratory judgment affirming the Company's position.

In addition, the Company's 4.70% Senior Notes due 2010 (the "4.70% Senior Notes") were also issued under the Indenture and have identical default and acceleration provisions as the 5.20% Senior Notes. As of September 30, 2006, the outstanding balance under the 5.20% Senior Notes was approximately $254.3 million (including approximately $4.3 million of accrued and unpaid interest), and the outstanding balance under the 4.70% Senior Notes was approximately $253.9 million (including approximately $3.9 million of accrued and unpaid interest). Unless and until there is a final judgment rendered in the lawsuit described above (including any appellate proceedings), no legally enforceable determination can be made as to whether the failure to file the Annual Report on Form 10-K is a default under the Indenture as alleged by the September 22 letter referenced above. If there is a final legally enforceable determination that the failure to file the Annual Report on Form 10-K is a default under the Indenture, and that acceleration with respect to the 5.20% Senior Notes was proper, the principal and all accrued and unpaid interest on the 5.20% Senior Notes would be immediately due and payable.

As previously announced, the Company has received an amendment, consent and waiver from the lenders under its Credit Agreement dated as of March 20, 2006, with respect to, among other provisions, any default or event of default arising under the Credit Agreement as a result of the Company's failure to comply with certain reporting covenants relating to other indebtedness of the Company, including covenants purportedly requiring the filing of reports with either the Securities and Exchange Commission or the holders of such indebtedness, so long as those requirements are complied with by December 31, 2006. Additional information with respect to the amendment, consent and waiver may be found under Item 1.01 in the Form 8-K filed by the Company with the Securities and Exchange Commission on September 28, 2006, which is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

On September 29, 2006, the Company received a letter from the Trustee under the Indenture with respect to the 5.20% Senior Notes. The letter advised the Company that it was purportedly in default of its covenants under the Indenture with respect to the 5.20% Senior Notes, and alleged that the Company's failure to file its Annual Report on Form 10-K on or before September 28, 2006, was a default under the terms of the Indenture. It is the Company's position that no default has occurred under the Indenture. As previously announced, the Company has filed a lawsuit against the Trustee in the United States District Court, Northern District of Texas, Dallas Division, seeking a declaratory judgment affirming the Company's position. Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this item is deemed furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 - Information under Item 1.01 in the Form 8-K filed by the Company the Securities and Exchange Commission on June 6, 2005 (incorporated herein by reference).

Exhibit 99.2 - Information under Item 1.01 in the Form 8-K filed by the Company with the Securities and Exchange Commission on September 28, 2006 (incorporated herein by reference).

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Affiliated Computer Services, Inc.

October 4, 2006	By:	William L. Deckelman, Jr.

Name: William L. Deckelman, Jr.
Title: Executive Vice President and General Counsel